Exhibit 4.4

[FACE OF NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Notes in definitive registered form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

REGISTERED NO. ETN-14	$ [ ] CUSIP: [ ] ISIN: [ ]

CREDIT SUISSE AG Credit Suisse S&P MLP Index Exchange Traded Notes (ETNs) due December 4, 2034* Linked to the S&P MLP Index

CREDIT SUISSE AG, a corporation organized under the laws of, and duly licensed as a bank in, Switzerland (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), acting through its Nassau branch (the “Branch”), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Company in New York, New York, the Final Indicative Value of this Note (as defined on the reverse hereof) on the Maturity Date (as defined on the reverse hereof), in the coin or currency of the United States.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. All capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Indenture (as defined on the reverse hereof).

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee (as defined on the reverse hereof) under the Indenture referred to on the reverse hereof.

* Subject to extension as described on the reverse hereof.

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IN WITNESS WHEREOF, the Company, acting through the Branch, has caused this Note to be duly executed.

CREDIT SUISSE AG,
acting through its Nassau branch

By:
Name:
	Title:	Authorized Signatory

By:
Name:
	Title:	Authorized Signatory

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CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: December [   ], 2014

THE BANK OF NEW YORK MELLON,
as Trustee
By:
Authorized Signatory

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[REVERSE OF NOTE]

CREDIT SUISSE AG

Credit Suisse S&P MLP Index Exchange Traded Notes (ETNs) due December 4, 2034*

Linked to the S&P MLP Index

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (the “Securities”), all issued or to be issued under and pursuant to a senior indenture, dated as of March 29, 2007, between the Company and The Bank of New York Mellon (the “Trustee”), to which indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, and the registered holder (the “Holder”) of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture.

This Note (the “Note”) is one of a series designated as the Credit Suisse S&P MLP Index Exchange Traded Notes (the “ETNs”) linked to the S&P MLP Index due December 4, 2034.

This Note is issuable only in registered form without coupons in minimum denominations of $1.00 and any integral multiples of $0.01 in excess thereof at the office or agency of the Company in the Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided in the Indenture.

Maturity Date

The scheduled “Maturity Date” of this Note is initially December 4, 2034, but may be extended at the option of the Company for up to two additional five-year periods. The Company may only extend the scheduled Maturity Date for five years at a time. If the Company exercises its option to extend the scheduled Maturity Date, the Company will notify the Holder of this Note and the Trustee at least 45 calendar days but not more than 60 calendar days prior to the then-scheduled Maturity Date. The Company will provide such notice to the Holder of this Note and the Trustee in respect of each five-year extension of the scheduled Maturity Date that the Company chooses to effect.

If the scheduled Maturity Date is not a Business Day, the Maturity Date will be postponed to the first Business Day following the scheduled Maturity Date. If the scheduled Final Valuation Date is not a Trading Day, the Final Valuation Date will be postponed to the next following Trading Day, in which case the Maturity Date will be postponed to the third Business Day following the Final Valuation Date as so postponed. If a Market Disruption Event occurs or is continuing on any Trading Day during the Final Valuation Period, as determined by the Calculation Agent (as defined below), the Maturity Date will be postponed until the date three Business Days following the Final Valuation Date, as postponed. No interest or additional payment will accrue or be payable as a result of any postponement of the Maturity Date.

Payment at Maturity

The Holder of this Note shall receive a cash payment on the Maturity Date for each Stated Principal Amount of this Note not previously called or redeemed equal to the Final Indicative Value (as defined below).

The “Final Indicative Value” per Stated Principal Amount of this Note will be equal to the arithmetic average, as determined by the Calculation Agent, of the Closing Indicative Value on each of the immediately preceding five Trading Days to and including the Final Valuation Date (the “Final Valuation Period”), as calculated by the IV Calculation Agent.

The “Stated Principal Amount” is $25.00.

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The “Closing Indicative Value” on the Inception Date is $25.00 (the “Initial Indicative Value”). The Closing Indicative Value on any Trading Day after the Inception Date will be calculated by the IV Calculation Agent and will be equal to (a) the product of the Stated Principal Amount and the Index Factor as of such Trading Day plus (b) the Coupon Amount, if any, with respect to the most recent Coupon Valuation Date on or before the current Trading Day if on such Trading Day the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Stub Coupon Amount as of such Trading Day, if any, minus (d) the Accrued Investor Fee as of such Trading Day. In no event, however, will the Closing Indicative Value be less than zero.

If the ETNs undergo a split or reverse split, the Stated Principal Amount, Closing Indicative Value and Intraday Indicative Value will be adjusted accordingly by the Calculation Agent, and subsequent calculations under this Note shall be made by reference to the principal amount corresponding to the adjusted Stated Principal Amount, Closing Indicative Value and Intraday Indicative Value. Upon such adjustment, notice thereof shall be given to the Trustee.

“Inception Date” means December 2, 2014.

The “Final Valuation Date” means November 29, 2034.

The “Valuation Date” means the Final Valuation Date, any Redemption Valuation Date and any Call Valuation Date, subject to postponement if such date is not a Trading Day, or in the event of a Market Disruption Event or an extension of the Maturity Date as described herein.  If the Company exercises its option to extend the maturity of the ETNs, the Final Valuation Date for the ETNs will be the third scheduled Business Day prior to the scheduled Maturity Date, as extended.

The “Index Factor” on any Trading Day, including the Final Valuation Date, will be equal to the Closing Level of the Index on that day divided by the Initial Index Level. The Closing Level of the Index on any Trading Day will be published by the Index Sponsor on the Bloomberg page “SPMLP<Index>” or any successor page on Bloomberg or any successor service, as applicable.

The “Intraday Indicative Value” per Stated Principal Amount of this Note will be calculated and published by the IV Calculation Agent every 15 seconds on each Trading Day during normal trading hours under the Bloomberg ticker symbol “MLPOIV” so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape, or other major market vendor. The Intraday Indicative Value at any time is based on the Stated Principal Amount, the Index Factor calculated using the intraday level of the Index as of such time, as well as the Coupon Amount, the Stub Coupon Amount and the Accrued Investor Fee calculated using the intraday level of the Index as of such time to determine the Index Factor. If the Intraday Indicative Value of the ETNs is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value on that day, and all future days, will be zero.

The “Index” means the price return version of the S&P MLP Index.

The “Initial Index Level” is 2666.9162.

The “Annual Investor Fee Rate” will be equal to 0.95% per annum.

On any Trading Day, the “Index Divisor” is used by the Index Sponsor to calculate the intraday level of the Index and the Closing Level of the Index, as applicable.

On any Trading Day, including the Final Valuation Date, the “Accrued Investor Fee” will be equal to (a) (i) the Annual Investor Fee Rate times (ii) the number of days in the period commencing on, but excluding, the previous Coupon Valuation Date (or, with respect to the first Coupon Period, commencing on but excluding the Inception Date) to, and including, such Trading Day, divided by 365 times by (iii) Stated Principal Amount times (iv) the Index Factor as of such Trading Day, plus (b) the Fee Shortfall from the previous Coupon Valuation Date, if any.

There will be a Fee Shortfall from the previous Coupon Valuation Date if the Reference Distribution Amount on such previous Coupon Valuation Date minus the Accrued Investor Fee on such previous Coupon Valuation Date was negative. In such case, the Fee Shortfall is equal to the absolute value of such negative number.

The “Closing Level” of the Index on any Trading Day will be the closing level published on Bloomberg under the ticker symbol “SPMLP<Index>” or any successor page on Bloomberg or any successor service, as applicable; provided that if such day is not a Trading Day, the Closing Level of the Index will be deemed to be the Closing Level as of the immediately preceding Trading Day; provided further that in the event a Market Disruption Event exists on a Valuation Date, the Calculation Agent will determine the Closing Level of the Index, as set forth under the definition of “Market Disruption Events” herein.

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A “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

A “Trading Day” is day on which trading is generally conducted on the New York Stock Exchange, NYSE Arca, Nasdaq and any other exchange which the Index Constituents are traded and published.

The “IV Calculation Agent” means NYSE Arca or any successor IV calculation agent appointed by the Company.

The “Calculation Agent” means Credit Suisse International (“CSI”) or any successor calculation agent appointed by the Company.

Coupon Amount

On each Coupon Payment Date, for each ETN held on the applicable Coupon Record Date, the Holder of this Note will be entitled to receive a cash payment on the applicable Coupon Payment Date equal to (a) the Reference Distribution Amount minus the Accrued Investor Fee, each calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”). The final Coupon Amount will be included in the Payment at Maturity if, on the Final Valuation Date, the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred. The Coupon Amount will be paid on the Coupon Payment Date to the holder of an ETN as of the applicable Coupon Record Date.

To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Investor Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount due or payable on the corresponding Coupon Payment Date, and an amount equal to the Accrued Investor Fee minus the Reference Distribution Amount (the “Fee Shortfall”) will be included in the Accrued Investor Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Investor Fee for the corresponding Coupon Valuation Date. If there is a Fee Shortfall as of the last Coupon Valuation Date, that amount will be reflected in the Payment at Maturity.

On any Coupon Valuation Date, the “Reference Distribution Amount” is an amount equal to the net cash distributions that a Reference Holder would have been entitled to receive with respect to any Index Constituent held by such Reference Holder on the record date for those cash distributions whose ex-dividend date occurs during the Coupon Period with respect to such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to net cash distributions for an Index Constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent fails to pay the distribution to holders of such Index Constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

As of any date of determination, the “Reference Holder” is a hypothetical holder of a number of units of each Index Constituent equal to the product of (a) the number of units of such Index Constituents currently represented in the Index and (b) the Multiplier. Such number of units is intended to reflect the hypothetical exposure the holder of a single ETN would have to each Index Constituent at any given time.

The “Multiplier” is equal to 0.009374, the quotient of the Stated Principal Amount divided by the Initial Index level.

On any Trading Day, for each ETN, the “Stub Coupon Amount” will be equal to the Reference Distribution Amount for the period commencing on, but excluding, the previous Coupon Valuation Date (or, with respect to the first Coupon Period, commencing on but excluding the Inception Date) to, and including, such Trading Day.

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The “Coupon Valuation Date” will be the last Trading Day of March, June, September and December of each calendar year during the term of the ETNs, (or if any such day is not a Trading Day, the next following Trading Day) as well as the Final Valuation Date, a Redemption Settlement Date or the Call Settlement Date provided that the final Coupon Valuation Date will be the Final Valuation Date. The initial Coupon Valuation Date will be December 31, 2014.

With respect to each Coupon Valuation Date, the “Coupon Period” means the period commencing on, but excluding, the previous Coupon Valuation Date (or, with respect to the first Coupon Period, commencing on but excluding the Inception Date) to, and including, such Coupon Valuation Date.

The “Coupon Record Date” will be the ninth Business Day following the corresponding Coupon Valuation Date.

The “Coupon Ex-Date” is the first Trading Day on which the ETN trades without the right to receive the Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Trading Day prior to the applicable Coupon Record Date.

The “Coupon Payment Date” will be the 15th Business Day following each Coupon Valuation Date, commencing on January 23, 2015, subject to postponement if such date is not a Business Day, in the event of a Market Disruption Event on the Coupon Valuation Date or an extension of the Maturity Date as described herein, provided that the Coupon Payment Date corresponding to the Final Valuation Date, a Redemption Valuation Date or the Call Valuation Date will be the Maturity Date, the Redemption Settlement Date or the Call Settlement Date, as applicable.

In addition, if a Redemption Settlement Date, the Call Settlement Date or the Maturity Date occurs prior to a scheduled Coupon Payment Date for which the Coupon Amount has been determined but not yet paid, instead of such Coupon Amount being paid on the regularly scheduled Coupon Payment Date, such Coupon Amount will be paid on either (i) the Maturity Date; (ii) the Redemption Settlement Date if, as of the corresponding Redemption Valuation Date, the Ex-Date with respect to such Coupon Amount has not yet occurred; or (iii) the Call Settlement Date if, as of the corresponding Call Valuation Date, the Ex-Date with respect to such Coupon Amount has not yet occurred, as applicable.

Redemption at the Option of the Holder

A Holder of an interest in this Note may elect to offer all or a portion of this Note for redemption by the Company on any Business Day during the term of the ETNs, starting on the Business Day following the Inception Date until November 21, 2034 (or, if the Maturity Date is extended as described above, five scheduled Trading Days prior to the scheduled Final Valuation Date, as extended), of at least 50,000 ETNs (the “Minimum Redemption Amount”) by following the procedures set forth below:

•	Cause its broker or other person with whom the Holder holds this Note to deliver a notice of early redemption, in substantially the form as Annex A (the “Redemption Notice”), to the Company via email or other electronic delivery as requested by the Company. In the case of a Small Redemption, and where the Redemption Notice is delivered prior to 4:00 p.m. New York City time on any Business Day, the immediately following Trading Day will be the applicable “Small Redemption Valuation Date.” If the Redemption Notice is delivered at or after 4:00 p.m. New York City time, the Small Redemption Valuation Date will be the second following Trading Day. In the case of a Large Redemption, and where the Redemption Notice is delivered prior to 4:00 p.m. New York City time on any Business Day, the immediately following Trading Day will be the first day of the Redemption Valuation Period. If the Redemption Notice is delivered at or after 4:00 p.m. New York City time, the first day of the Redemption Valuation Period will be the second following Trading Day. In either case, the Large Redemption Valuation Date will be the last day of the Redemption Valuation Period. The Company or its affiliate must acknowledge to the broker or other person with whom the Holder holds this Note acceptance of the Redemption Notice in order for the early redemption request to be effective;
•	Notwithstanding the foregoing, the Company may, at its option, waive the requirement that the Redemption Notice be delivered as set forth above, if confirmed by the Company that a written indication of an offer for early redemption has otherwise been accepted by the Company. Any such written indication that is delivered at or after 4:00 p.m., New York City time, on any Business Day, will be
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deemed to have been made on the following Business Day. For the avoidance of doubt, a Holder of an interest in this Note may choose to comply with the procedures set forth above in lieu of the procedures in this clause, irrespective of any waiver by the Company;

•	Cause its broker or other person with whom the Holder holds this Note to cause its DTC custodian to book a delivery versus payment trade with respect to the principal amount of this Note offered for redemption on the applicable Redemption Valuation Date at a price equal to the applicable Redemption Settlement Amount, facing the Company; and
•	Cause its broker or other person with whom the Holder holds this Note to cause its DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the applicable Redemption Date (the third Business Day following the Redemption Valuation Date).

Upon compliance with the foregoing procedures, the Company will be obliged to redeem the portion this Note so requested to be redeemed as set forth under “Payment Upon Early Redemption” below.

The Company will act as paying agent in connection with redemptions at the election of the Holder of this Note and upon such redemption the Company shall so advise the Trustee and deliver the principal amount of this Note that is so redeemed to the Trustee for cancellation.

The Company or its affiliates shall have the right to reduce, in part or in whole, the Minimum Redemption Amount, and upon such reduction, notice thereof shall be given to the Trustee.

If the ETNs undergo a split or reverse split, the minimum number of the ETNs needed to exercise the Holder’s right to redeem will remain the same.

Any ETNs previously redeemed by the Company at the Holder’s option will be cancelled on the Redemption Settlement Date. The redeemed ETNs will no longer be outstanding.

Payment Upon Early Redemption

If this Note is redeemed, on the applicable Redemption Settlement Date, the Holder will receive a cash payment in an amount per Stated Principal Amount of this Note submitted for redemption (the “Redemption Settlement Amount”) . If the number of ETNs being redeemed is less than the Redemption Liquidity Threshold (a “Small Redemption”), the Redemption Settlement Amount will be a cash payment per ETN equal to the greater of (a) zero and (b) (1) the Closing Indicative Value on the applicable Small Redemption Valuation Date, minus (2) the Redemption Fee Amount. If the number of ETNs being redeemed is equal to or greater than the Redemption Liquidity Threshold (a “Large Redemption”), the Redemption Settlement Amount will be a cash payment per ETN equal to the greater of (a) zero and (b) (1) the arithmetic average, as determined by the Calculation Agent, of the Closing Indicative Values during the Redemption Valuation Period, minus (2) the Redemption Fee Amount.

In the case of a Small Redemption, and where the Redemption Notice is delivered prior to 4:00 p.m. New York City time on any Business Day, the immediately following Trading Day will be the applicable “Small Redemption Valuation Date.” If the Redemption Notice is delivered at or after 4:00 p.m. New York City time, the Small Redemption Valuation Date will be the second following Trading Day.

In the case of a Large Redemption, and where the Redemption Notice is delivered prior to 4:00 p.m. New York City time on any Business Day, the immediately following Trading Day will be the first day of the Redemption Valuation Period. If the Redemption Notice is delivered at or after 4:00 p.m. New York City time, the first day of the Redemption Valuation Period will be the second following Trading Day. In either case, the Large Redemption Valuation Date will be the last day of the Redemption Valuation Period.

The “Redemption Settlement Date” will be the third Business Day following a Redemption Valuation Date.

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The “Redemption Valuation Period” for Large Redemptions will be a period of five consecutive Trading Days to, and including, the Large Redemption Valuation Date.

In the case of a Small Redemption, the Redemption Fee Amount will be equal to the product of (1) the Closing Indicative Value of the ETNs on the applicable Trading Day times (2) 0.10%.

In the case of a Large Redemption, the Redemption Fee Amount will be equal to the product of (1) the arithmetic average, as determined by the Calculation Agent, of the Closing Indicative Values of the ETNs during the Redemption Valuation Period, times (2) 0.10%.

The “Redemption Liquidity Threshold” will be equal to 1,000,000 ETNs.

Company’s Call Right

The Company shall have the right to call this Note in whole or in part on any Business Day during the term of the ETNs by providing notice to the Holder of this Note starting on the Trading Day following the Inception Date until the twentieth (20th) calendar day preceding the Maturity Date (the “Call Notice”). The Company will provide notice at least twenty (20) calendar days prior to the Call Settlement Date.

Upon exercise of the call right, the “Call Settlement Amount” will be equal to the arithmetic average, as determined by the Calculation Agent, of the Closing Indicative Values during the Call Valuation Period and paid on the third Business Day following the Call Valuation Date specified in the Call Notice (the “Call Settlement Date”). If the amount so calculated is less than zero, the payment upon exercise of the call right will be zero.

Unless the scheduled Call Settlement Date is postponed because it is not a Business Day or because there is a Market Disruption Event on the scheduled Call Valuation Date, the final day on which the Company can issue a Call Notice will be November 14, 2034 (or, if the maturity of the ETNs is extended, twenty (20) calendar days prior to the scheduled Maturity Date, as extended).

The Company will give the Trustee a copy of the irrevocable Call Notice at the same time that it delivers such notice to the Holder of this Note.

Market Disruption Events

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Index and of any related determinations and calculations with respect to any event described below and its determinations and calculations will be conclusive absent manifest error.

A “Market Disruption Event” means the occurrence or existence on any scheduled Trading Day during the one-half hour period that ends at the relevant Valuation Time, of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on:

(a)	an exchange on which securities that comprise 20% or more of the level of the Index (or a Successor Index) are traded based on a comparison of (1) the portion of the level of the Index (or a Successor Index) attributable to each Index Constituent comprising the Index (or a Successor Index) in which trading is, in the determination of the Calculation Agent, materially suspended or materially limited relative to (2) the overall level of the Index (or a Successor Index), in the case of (1) or (2) immediately before that suspension or limitation;

(b)	a Related Exchange in options contracts on the Index (or a Successor Index); or

(c)	a Related Exchange in futures contracts on the Index (or a Successor Index); and

in the case of (a), (b) or (c) a determination by the Calculation Agent that such suspension or limitation is material.

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“Related Exchange” means any exchange on which futures or options contracts relating to the Index are traded and any successor to such exchange or any substitute exchange to which trading in futures or options contracts relating to the Index has temporarily relocated.

“Exchange” means the principal exchange on which the relevant security is traded.

“Valuation Time” means the time at which the Index Sponsor calculates the Closing Level of the Index on any Trading Day.

A Valuation Date will be postponed and thus the determination of the Closing Level of the Index will be postponed if the Calculation Agent reasonably determines that, on such Valuation Date, a Market Disruption Event has occurred or is continuing. In such case, that Valuation Date will be postponed to the next Trading Day on which the Calculation Agent determines that no Market Disruption Event occurs or is continuing, unless in respect of such Valuation Date the Calculation Agent determines that a Market Disruption Event occurs or is continuing on each of the six scheduled Trading Days immediately following the scheduled Valuation Date. In that case, (a) the sixth scheduled Trading Day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the Market Disruption Event, and (b) the Calculation Agent will determine the Closing Level for the Index on that deemed Valuation Date in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event using exchange traded prices of the Index Constituents on the relevant exchanges (as determined by the Calculation Agent in its sole and absolute discretion) or, if trading in any Index Constituent has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on the exchanges (as determined by the Calculation Agent in its sole and absolute discretion) but for the suspension or limitation, as of the Valuation Time on that deemed Valuation Date, of each Index Constituent (subject to the provisions described under “—Discontinuation or Modification of the Index” herein). No interest or other payment will be payable as a result of such postponement.

If a scheduled Valuation Date is postponed due to a Market Disruption Event, the corresponding Redemption Settlement Date or the corresponding Call Settlement Date will also be postponed so that such Redemption Settlement Date or such Call Settlement Date, respectively, occurs on the third Business Day following the Valuation Date as postponed. If a scheduled Coupon Valuation Date is postponed due to a Market Disruption Event the corresponding Coupon Payment Date will also be postponed so that such Coupon Payment Date occurs on the fifteenth Business Day following the Coupon Valuation Date as postponed. If the Final Valuation Date is postponed due to a Market Disruption Event, the Maturity Date will also be postponed so that the Maturity Date occurs on the third Business Day following the Final Valuation Date as postponed.

Discontinuation or Modification of the Index

If S&P Dow Jones Indices, LLC (the “Index Sponsor”) discontinues publication of the Index and the Index Sponsor or anyone else publishes a substitute index that the Calculation Agent determines is comparable to the Index, then the Calculation Agent will permanently replace the original Index with that substitute index (the “Successor Index”) for all purposes under this Note, and all provisions described herein as applying to the Index will thereafter apply to the Successor Index instead. If the Calculation Agent replaces the original Index with a Successor Index, then the Calculation Agent will determine the Redemption Settlement Amount, Call Settlement Amount or Payment at Maturity, as applicable, by reference to the Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no Successor Index, the Calculation Agent will determine the level of the Index, and thus the Redemption Settlement Amount, Call Settlement Amount and Payment at Maturity, as applicable, by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the Index Constituents or the method of calculating the Index is changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting the Index Constituents or is due to any other reason and is not otherwise reflected in the level of the Index by the Index Sponsor pursuant to the methodology, then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to

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ensure that the Closing Level of the Index used to determine the Redemption Settlement Amount, Call Settlement Amount or Payment at Maturity is equitable.

Calculation Agent

CSI will serve as the Calculation Agent. The Calculation Agent will, in its reasonable discretion, make certain calculations and determinations that may impact the value of the ETNs, including determination of the arithmetic average of the Closing Indicative Values where applicable, Redemption Valuation Dates, Trading Days, a split or reverse split of the ETNs, calculation of default amounts, Market Disruption Events and any Successor Index and any other calculations or determinations to be made by the Calculation Agent as specified herein. In addition, the Calculation Agent may modify the Index or adjust the method of its calculation if it determines that the publication of the Index is discontinued and there is no Successor Index or in the case of a Market Disruption Event. The Company and its affiliate CSSU will have the ability to make determinations with respect to reduction of the Minimum Redemption Amount. Absent manifest error, all determinations will be final and binding on the Holder of this Note and the Company, without any liability on the part of the Company or its affiliates. The Holder of this Note will not be entitled to any compensation from the Company for any loss suffered as a result of any of the above determinations by the Company or its affiliates.

If the Calculation Agent ceases to perform its role, the Company will either, at the Company’s sole discretion, perform such role, appoint another party to do so or call this Note.

Default Amount on Acceleration

In case an Event of Default with respect to this Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of this Note will be determined by the Calculation Agent and will equal, for each Stated Principal Amount of this Note, the Closing Indicative Value determined by the Calculation Agent occurring on the Trading Day following the date on which this Note was declared due and payable.

Manner of Payment

This Note is payable in the manner, with the effect and subject to the conditions provided in the Indenture.

If a payment date is not a Business Day as defined in the Indenture at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

Amendments

The Indenture contains provisions which provide that the Company and the Trustee may amend or supplement the Indenture or the Securities without notice to or the consent of any Holder in order to (i) cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (ii) comply with the requirements of the Indenture if the Company consolidates with, merges with or into, or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of its property and assets, to any person; (iii) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (iv) evidence and provide for the acceptance of appointment hereunder with respect to the Securities by a successor trustee; (v) establish the form or forms or terms of Securities of any series or of the coupons appertaining to such Securities as permitted by the Indenture; (vi) provide for uncertificated or unregistered Securities and to make all appropriate changes for such purpose; (vii) provide for a guarantee from a third party on outstanding Securities that are issued under the Indenture; or (viii) make any change that does not materially and adversely affect the rights of any Holder.

The Indenture provides that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the Securities of any series with the written consent of the Holders of a majority in principal amount of the outstanding Securities of all series affected by such amendment (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Securities of all series affected thereby (all such

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series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Securities of such series; provided that, without the consent of each Holder of the Securities affected thereby, an amendment or waiver, including a waiver of past defaults, may not: (i) extend the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, such Holder’s Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the Principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, insolvency or similar proceeding, or change any place of payment where, or the currency in which, the principal amount or the interest thereon is payable, modify any right to convert or exchange such Holder’s Security for another security to the detriment of the Holder or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Securities the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of the principal amount of or interest on any Security of such Holder; or (iv) modify any of the provisions of the Indenture governing supplemental indentures except to increase the required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby.

In addition, this Note may be amended, without the consent of any Holder, to conform the terms of this Note to the terms as set forth in Pricing Supplement No. ETN-14 dated December 2, 2014, and the prospectus supplement and prospectus referred to therein, each related to this Note and filed with the Securities and Exchange Commission, and the Trustee is hereby authorized to enter into any such amendment to this Note without the consent thereto of any such Holder.

General

The Company, acting through the Branch, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, any amount payable at maturity or upon repurchase, and, subject to the provisions hereof, for all other purposes, and neither the Company, acting through the Branch, nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in this Note, or because of any indebtedness evidenced thereby or hereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

The Indenture provides that, subject to certain conditions, the Holders of at least a majority in principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal amount as is then accelerable) of the outstanding Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Securities of such series and its consequences, except a Default in the payment of Principal of or interest on any Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

The Indenture provides that a series of Securities may include one or more tranches (each a “tranche”) of Securities, including Securities issued in a Periodic Offering. The Securities of different tranches may have one or more different terms but all the Securities within each such tranche shall have identical terms provided that Securities within a tranche may have different authentication dates, public offering prices, initial interest accrual dates, and initial interest payment dates, if applicable. Notwithstanding any other provision of the Indenture, subject to certain exceptions, with respect to sections of the Indenture concerning the execution, authentication and terms of the Securities, redemption of the Securities, Events of Default of the Securities, defeasance of the Securities and amendment of the Indenture, if any series of Securities includes more than one tranche, all provisions of such

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sections applicable to any series of Securities shall be deemed equally applicable to each tranche of any series of Securities in the same manner as though originally designated a series unless otherwise provided with respect to such series or tranche pursuant to a board resolution or a supplemental indenture establishing such series or tranche.

This Note is unsecured and ranks pari passu with all other unsecured and unsubordinated indebtedness of the Company.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, acting through the Branch, which is absolute and unconditional, to pay any amount payable at maturity or upon repurchase on this Note in the manner, at the place, at the time and in the coin or currency herein prescribed.

The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Note.

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FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]
[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]
the within Note and all rights thereunder, hereby irrevocably constituting and appointing
__________________________________________________________ Attorney to transfer such Note on the books of the Company, with full power of substitution in the premises.
Dated:

Signature:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

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ANNEX A

FORM OF OFFER FOR EARLY REDEMPTION

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:______________
[insert date]

Credit Suisse AG (“Credit Suisse”)

E-mail: list.etndesk@credit-suisse.com

Re:  Credit Suisse S&P MLP Index Exchange Traded Notes (ETNs) due December 4, 2034

Linked to the S&P MLP Index (the “ETNs”)

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to Credit Suisse the right to redeem the ETNs, as described in the pricing supplement dated         , 2014, in the amounts and on the date set forth below. Terms not defined herein have the meanings given to such terms in the pricing supplement.

Name of beneficial holder:	_______________________________
[insert name of beneficial owner]

You must offer at least the applicable minimum redemption amount for early redemption at one time for your offer to be valid. The minimum redemption amount will be equal to 50,000 ETNs.

Number of ETNs offered for early redemption:

[insert number of ETNs offered to Credit Suisse for early redemption]

Type of early redemption:

□	Small Redemption: the number of ETNs being offered for early redemption is less than the Redemption Liquidity Threshold of 1,000,000 ETNs

Where the Redemption Notice is delivered prior to 4:00 p.m. New York City time on any business day, the immediately following trading day will be the applicable Small Redemption Valuation Date. If the Redemption Notice is delivered at or after 4:00 p.m. New York City time, the Small Redemption Valuation Date will be the second following trading day.

□	Large Redemption: the number of ETNs being offered for early redemption is equal to or greater than the Redemption Liquidity Threshold of 1,000,000 ETNs

Where the Redemption Notice is delivered prior to 4:00 p.m. New York City time on any business day, the immediately following trading day will be the first day of the Redemption Valuation Period. If the Redemption Notice is delivered at or after 4:00 p.m. New York City time, the first day of the Redemption Valuation Period will be the second following trading day. In either case, the Large Redemption Valuation Date will be the last day of the Redemption Valuation Period.

Applicable Valuation Date:	,	20
Applicable Redemption Settlement Date:	,	20
	[insert a date that is three business days following the applicable Valuation Date]
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Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Early Redemption]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the pricing supplement being satisfied, I acknowledge that the ETNs specified above will not be redeemed unless (i) this Offer for Early Redemption, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to Credit Suisse, (ii) the DTC Participant has booked a “delivery versus payment” (“DVP”) trade on the applicable Valuation Date facing Credit Suisse, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Credit Suisse as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Settlement Date. I also acknowledge that if this Offer for Early Redemption is received at or after 4:00 p.m., New York City time, on a business day, I will be deemed to have made this Offer for Early Redemption on the following business day.

The undersigned acknowledges that Credit Suisse will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for early redemption set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO CREDIT SUISSE PRIOR TO 4:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

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BROKER’S CONFIRMATION OF EARLY REDEMPTION

[PART B: TO BE COMPLETED BY BROKER]

Dated: ________________
[insert date]

Credit Suisse AG (“Credit Suisse”)

Re: Credit Suisse S&P MLP Index Exchange Traded Notes (ETNs) due December 4, 2034 Linked to the S&P MLP Index (the “ETNs”)

Ladies and Gentlemen:

The undersigned holder of Credit Suisse S&P MLP Index Exchange Traded Notes due December 4, 2034 Linked to the S&P MLP Index, issued by Credit Suisse, acting through its Nassau Branch, CUSIP No. 22539T456 (the “ETNs”) hereby irrevocably offers to Credit Suisse the right to redeem, on the Redemption Settlement Date of                                     , with respect to the number of the ETNs indicated below as described in the pricing supplement dated         , 2014 relating to the ETNs (the “pricing supplement”). Terms not defined herein have the meanings given to such terms in the pricing supplement.

The undersigned certifies to you that it will (i) book a delivery versus payment trade on the Valuation Date or the last trading day of the Redemption Valuation Period, as the case may be, with respect to the number of ETNs specified below at a price per ETN equal to the redemption value, facing Credit Suisse, DTC #355 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Settlement Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

You must offer at least the applicable minimum redemption amount for early redemption at one time for your offer to be valid. The minimum redemption amount will be equal to 50,000 ETNs. Number of ETNs offered for early redemption:

 DTC # (and any relevant sub-account):

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